Exhibit 99.2

NetApp Q3 FY10 Earnings Results Supplemental Commentary February 17, 2010

Beginning with today’s earnings results announcement, NetApp will be publishing written commentary, which has historically been provided during our live conference call, concurrently with our earnings press release. This information will be posted to our investor website and filed in an 8-K with the SEC. The intention of this change in our reporting format is to provide the investment community with additional time to review and analyze more information prior to commencement of the live call. Please note that these prepared remarks will not be read during the call. The live call will focus on strategic commentary from the CEO and CFO, followed by Q&A.

Safe Harbor Statement

These prepared remarks contain forward-looking statements and projections that involve risk and uncertainty, including statements regarding our financial performance for the fourth quarter of fiscal 2010.  Actual results may differ materially from our statements or projections. Factors that could cause actual results to differ from our projections include, but are not limited to, customer demand for our products and services; our ability to increase revenue and manage our operating costs; increased competition risks associated with the anticipated growth in the networked storage market; our ability to deliver new product architectures and enterprise service offerings; our ability to design products and services that compete effectively from a price and performance perspective; our reliance on a limited number of suppliers; and our ability to accurately forecast demand for our products. Other equally important factors are detailed in our accompanying press release as well as our 10-K and 10-Q reports on file with the SEC and also available on our website, all of which are incorporated by reference into today’s commentary.

All numbers stated herein are GAAP unless stated otherwise. To see the reconciling items between non-GAAP and GAAP, refer to the table at the end of this document, as well as in our press release and on our website.

Q3 Fiscal 2010 Overview

NetApp achieved several records in the third quarter, including record revenue, record number of systems shipped, record performance from nearly every geography, record income from operations and record net income per share. Our storage efficiency solutions are driving significant demand as customers begin to refresh and re-architect their data centers. Our record performance was achieved despite supply constraints which extended lead times throughout the quarter.

Revenue

	Q3 FY10 Revenue	% of Q3 FY10 Revenue	Year/Year Growth
Product Revenue	$619M	61%	17%
S/W Entitlements & Maintenance	$171M	17%	9%
Services	$222M	22%	17%
Total Revenue1	$1,012M	100%	16%

Revenue for the third quarter was $1.01 billion, up 11% sequentially and up 16% over non-GAAP revenue of $874 million in Q3 of last year. Foreign currency effects improved sequential results by 0.5 percentage points, and increased our year over year growth rate by about two percentage points.

Product revenue grew 18% sequentially and was up 17% year over year to $619 million. Products increased in the mix to 61% of total revenue. As we discussed on last quarter’s call, we will no longer break out the mix of add-on software due to the increase in our bundled product offerings which mask the distinction between software and systems. It is no longer a useful indicator, given that the metric had been trending at the lowest levels in several years, yet product margins have been at or near all-time highs. The best proxy for the impact of software on our business going forward is our product gross margins.

1 GAAP revenue in Q3FY09 was $746 million. Non-GAAP revenue in Q3FY09 excludes the impact of the $128 million GSA settlement.

Revenue from software entitlements and maintenance (E&M), which is a deferred revenue element, was $171 million, or 17% of total revenue. Software E&M was up 1% sequentially and up 9% year over year. The growth in software E&M revenue will tend to track product revenue growth, albeit on a lagged basis.

Service revenue was $222 million and 22% of total revenue, up 3% sequentially and up 17% over Q3 of last year. Service revenues are comprised mainly of hardware maintenance support contracts and professional services.

•
Revenue from hardware maintenance support contracts is also a deferred revenue element, and comprised approximately 64% of our services revenue this quarter. In Q3 it increased 4% sequentially and 23% year over year.

•	The professional services component of service revenue increased 3% sequentially and was up 6% year over year.

Gross Margin
	Q3 FY10	Q2 FY10	Q3 FY09
Non-GAAP Gross Margin	64.2%	67.5%	60.7%
Product	59.8%	63.0%	53.5%
S/W Entitlements & Maintenance	98.3%	98.2%	98.5%
Services	50.4%	54.4%	49.6%

On a non-GAAP basis, consolidated gross margin was a 64.2% of revenue this quarter, in line with the forecast we provided at the end of the second quarter. This was about three percentage points lower than Q2—which we stated was unsustainably high. The decline to a more sustainable level this quarter was due to the return to more typical product margins and a modestly lower contribution from deferred elements coming off of the balance sheet. These deferred revenue elements carry a very high margin.

As expected, non-GAAP product gross margin was also down just over three percentage points sequentially to 59.8%. We did not expect last quarter’s unusually favorable configuration mix to continue into Q3, and we passed along  cost savings to customers during the quarter in order to stimulate share gains.

Non-GAAP service margin pulled back to 50.4% due to higher than expected commissions for professional services.

Non-GAAP Software E&M gross margins were up just slightly to 98.3%.

Operating Expenses
	Q3 FY10	Q2 FY10	Q3 FY09
Non-GAAP Operating Expenses	$479M	$459M	$424M

Non-GAAP operating expenses increased 4% sequentially and were up 13% year-over-year, totaling $479 million or 47% of revenue. These expense levels were approximately 6% above the midpoint of our forecast for the third quarter, primarily due to higher than planned accruals for commissions and incentive compensation related to outperformance on both the revenue and operating income lines. We also began selectively hiring in sales and engineering.  Headcount at the end of the quarter was 8,174 – a net increase of 69 people.

On a GAAP basis, Q3 operating expenses include $32 million of stock compensation expense compared to $30 million in Q2, as well as amortization of intangible assets associated with prior acquisitions and the current period impact of prior restructuring actions.

Income from Operations & Other Income
	Q3 FY10	Q2 FY10	Q3 FY09
Non-GAAP Income from Operations	$171M	$155M	$107M
Non-GAAP Other Income (Expense)	$0.33M	$0M	$4M
Non-GAAP Income Before Income Taxes	$171M	$155M	$111M
Non-GAAP Provision for Income Taxes	16.0%	16.0%	16.0%
Non-GAAP Net Income	$144M	$130M	$93M
Non-GAAP Net Income per Share	$0.40	$0.37	$0.28

Non-GAAP income from operations was up 10% sequentially and 60% year over year to $171 million, or 16.9% of revenue.

Non-GAAP other income and expense was $0.33 million due to continued low interest rate levels.  GAAP other income / (expense) also includes $12.5 million of non-cash interest expense associated with our convertible debt.

Non-GAAP income before income taxes was $171 million, or 16.9% of revenue. Our non-GAAP provision for income tax was $27 million and our effective tax rate remains at 16%. With the increase in stock price weighing heavily on the treasury method of accounting for shares outstanding again this quarter, NetApp’s diluted share count increased sequentially by 10.6 million shares to 360 million shares outstanding.

Non-GAAP net income totaled $144 million, or $0.40 cents per share, a new record for NetApp.

Select Balance Sheet Items
	Q3 FY10	Q2 FY10	Q3 FY09
Cash & Short Term Investments	$3.2B	$3.0B	$2.5B
Deferred Revenue	$1.8B	$1.7B	$1.6B
DSO (days)2	41	32	36
Inventory Turns3	20.2	19.6	16.8

Q3 cash and short term investments totaled $3.2 billion. At the end of Q3, our cash and short term investments domiciled in the U.S. were 53% of this balance.

The total deferred revenue balance of $1.8 billion reflects a sequential increase of approximately $73 million this quarter and a 10% increase in the balance year over year.

With respect to DSO, accounts receivable days sales outstanding were 41 days this quarter, compared to an unusually low 32 days last quarter and 36 days in Q3 last year. Our current DSO of 41 days represents a more sustainable level.

Inventory turns were approximately 20 turns, up slightly from Q2, and up from 17 turns in Q3 of last year.

2 Days sales outstanding are defined as accounts receivable net divided by net revenue, multiplied by number of days in the quarter. (Calculation based on non-GAAP revenue in Q3FY09)

3 Inventory turns are defined as annualized non-GAAP COGS divided by net inventory

Select Cash Flow Statement Items
	Q3 FY10	Q2 FY10	Q3 FY09
Net Cash Provided by Operating Activities	$195M	$267M	$236M
Purchases of Property and Equipment	$50M	$23M	$51M
Free Cash Flow4	$145M	$245M	$185M
Free Cash Flow as % of Revenue5	14%	27%	21%

Net cash provided by operating activities was $195 million, down 27% sequentially, primarily due to the increase in accounts receivable this quarter. Capital expenditures were about $50 million, up from $23 million last quarter, due to the purchase of land in India.

Free cash flow totaled $145 million, down 22% from Q3 last year. Expressed as a percent of revenue, Q3 free cash flow was 14% of revenue, below our targeted range of 17% - 22% as a result of a large increase in accounts receivable from the record low DSO level in Q2.  Accounts receivables should remain relatively stable going forward, so free cash flow as a percent of revenue should return to our targeted range in Q4.

 Q4 FY10 Outlook
Q4 FY10 Outlook
Revenue	$1.07B – $1.10B
Share Count	Approximately 366M
Non-GAAP Net Income per Share	$0.42 - $0.44
GAAP Net Income per Share	$0.31 - $0.33

This forecast is based on current business expectations and current market conditions, and reflects our non-GAAP presentation.

Other Business Metrics

4 Free cash flow is defined as cash provided by operating activities less purchases of property and equipment

5 Calculation based upon non-GAAP revenue in Q3FY09

Geographic Mix
	% of Q3 FY10 Revenue	Q3 FY10 Revenue	Year/Year Growth6
Americas	57%	$576M	26%
U.S. Public Sector	14%
EMEA	33%	$337M	7%
AsiaPacific	10%	$99M	-3%

The Americas contributed 57% of total revenue, Americas revenue was up 16% sequentially and up 26% year over year. Included in the Americas, the US Public Sector Team delivered 14% of total revenue, despite fiscal Q3 usually being a seasonally slower period for government purchases.

EMEA was up 5% sequentially and up 7% year over year to 33% of total revenue. AsiaPacific contributed 10% of revenue this quarter, up 9% sequentially and down 3% year over year.

Channel Mix

Direct revenue was 30% of total revenue, up 4% sequentially and up 15% year over year. Indirect channel contribution was 70%, up 15% sequentially and up 16% over Q3 last year. Within the indirect channel, Arrow grew to a record 16% of total revenue and Avnet contributed a record 12% of revenue. Revenue from the IBM OEM partnership was a record high, accounting for nearly 6% of total revenue and up 9% over Q3 last year.

Large Customer Mix

The top 100 accounts were somewhat more balanced in the mix this quarter, accounting for about 42% of total revenue. Within that number was a seasonal decline in government business and an increase in contribution from commercial accounts.

6 Year over year growth is calculated using non-GAAP revenue in Q3FY09

Protocol Trends
	Q3 FY09	Q4 FY09	Q1 FY10	Q2 FY10	Q3 FY10
NAS	50%	47%	51%	48%	42%
SAN	14%	14%	15%	19%	15%
Unified	36%	39%	35%	34%	42%

Of configured system product revenue, this was our first quarter in which unified systems—systems sold with both a SAN and a NAS protocol—exceeded that of NAS-only systems. 15% of our configured system product revenue included a SAN protocol this quarter, just over 42% was unified, and about 42% was NAS only. We shipped a record number of NFS and CIFS licenses in Q3, and we are now shipping FCoE targets in production quantities.

According to our system-reported data, in virtualized server environments we are now consistently seeing about 42% of NetApp machines are running NAS and 58% are running SAN. We are also now beginning to see HyperV environments in the customer base.

Platform Trends

Total systems shipped grew dramatically this quarter, up 54% sequentially and up 34% year over year. While unit sales of all platform levels grew both sequentially and year over year, the step-function growth came from new mid-sized enterprise (MSE) business driving huge demand for our low end systems through the channel. Sales of high-end units were also up again this quarter, growing 29% sequentially and 16% year over year, and mid-range units shipped also grew by double digits both sequentially and year over year. Low end units were up 83% sequentially and up 48% year over year.

Our V-Series platform, which is our controller and data management software without any disks, delivered yet another record revenue quarter, and accounted for almost 20% of the net new Storage5000 accounts added during the period. This product is designed to provide NetApp data management and storage efficiency in front of large footprints of legacy SAN products offered by our competitors. It allows customers to experience NetApp functionality without a big initial investment, and it can pay for itself almost immediately with the space reclaimed when our space efficiency technologies are enabled. In fact, we guarantee a 35% capacity savings when deployed in front of other vendors’ arrays. Units of V-Series shipped were up 68% year over year, and the fastest growing segments of this business are selling into EMC and HP midrange environments.

Capacity Trends
(in Petabytes)	Q3FY09	Q4 FY09	Q1 FY10	Q2 FY10	Q3 FY10
Fibre Channel	70	72	69	79	88
ATA	149	165	175	173	209
SAS	9	8	7	8	29
Total	229	245	250	260	326

Total petabytes shipped grew 25% sequentially and 42% year over year to 326 petabytes. The mix of drive capacity also changed, with Fibre Channel dropping to 27% of total capacity shipped, ATA declining modestly to 64% of capacity shipped, and SAS tripling to 9% of capacity shipped this quarter.

Additional Information

For more detailed information about our solutions, corporate strategy and our go-to-market initiatives, you can find video replays of our October 8th analyst day presentations on our IR website at investors.netapp.com.

NetApp Usage of Non-GAAP Financials

The Company refers to the non-GAAP financial measures cited above in making operating decisions because they provide meaningful supplemental information regarding the Company's operational performance. Non-GAAP results of operations exclude the GSA settlement, amortization of intangible assets, stock-based compensation expenses, merger termination proceeds (net of related expenses), restructuring and other charges, asset impairment, noncash interest expense associated with our convertible debt, net loss or gain on investments, and our GAAP tax provision, including discrete items, but includes a non-GAAP tax provision based upon our projected annual non-GAAP effective tax rate. We have excluded these items in order to enhance investors’ understanding of our ongoing operations. The use of these non-GAAP financial measures has material limitations because they should not be used to evaluate our company without reference to their corresponding GAAP financial measures. As such, we compensate for these material limitations by using these non-GAAP financial measures in conjunction with GAAP financial measures.

These non-GAAP financial measures facilitate management's internal comparisons to the Company's historical operating results and comparisons to competitors' operating results. We include these non-GAAP financial measures in our earnings announcement because we believe they are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making, such as employee compensation planning. In addition, we have historically reported similar non-GAAP financial measures to our investors and believe that the inclusion of comparative numbers provides consistency in our financial reporting at this time.

Non-GAAP to GAAP Reconciliation

NETAPP, INC.
RECONCILIATION OF NON-GAAP AND GAAP
IN THE CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except net income per share amounts)
(Unaudited)

	Three Months Ended
	January 29, 2010	January 23, 2009	October 30, 2009

SUMMARY RECONCILIATION OF NET INCOME
NET INCOME (LOSS)	$107,880	$(81,623)	$95,677

Adjustments:
GSA settlement	-	128,000	-
Amortization of intangible assets	4,901	7,214	5,122
Stock-based compensation expenses	36,658	34,430	33,245
Asset impairment	-	9,431	-
Restructuring and other charges	68	18,955	1,179
Merger termination proceeds, net	-	-	-
Non-cash interest expense	12,464	10,436	12,211
(Gain) loss on investments, net	(733)	1,691	(2,805)
Discrete GAAP tax provision items	572	(3,880)	(645)
Income tax effect	(17,955)	(31,197)	(13,848)

NON-GAAP NET INCOME	$143,855	$93,457	$130,136

DETAILED RECONCILIATION OF SPECIFIC ITEMS:

TOTAL REVENUES	$1,011,650	$746,343	$910,027
Adjustment:
GSA settlement	-	128,000	-

NON-GAAP TOTAL REVENUES	$1,011,650	$874,343	$910,027

COST OF REVENUES	$370,110	$353,127	$303,346
Adjustment:
Amortization of intangible assets	(4,053)	(6,161)	(4,273)
Stock-based compensation expenses	(4,334)	(3,664)	(3,452)

NON-GAAP COST OF REVENUES	$361,723	$343,302	$295,621

COST OF PRODUCT REVENUES	$253,907	$252,327	$199,134
Adjustment:
Amortization of intangible assets	(4,053)	(6,161)	(4,273)
Stock-based compensation expenses	(1,017)	(775)	(510)

NON-GAAP COST OF PRODUCT REVENUES	$248,837	$245,391	$194,351

COST OF SERVICE REVENUES	$113,259	$98,480	$101,106
Adjustment:
Stock-based compensation expenses	(3,317)	(2,889)	(2,942)

NON-GAAP COST OF SERVICE REVENUES	$109,942	$95,591	$98,164

GROSS MARGIN	$641,540	$393,216	$606,681
Adjustment:
GSA settlement	-	128,000	0
Amortization of intangible assets	4,053	6,161	4,273
Stock-based compensation expenses	4,334	3,664	3,452

NON-GAAP GROSS MARGIN	$649,927	$531,041	$614,406

SALES AND MARKETING EXPENSES	$324,768	$291,634	$300,835
Adjustments:
Amortization of intangible assets	(848)	(1,053)	(849)
Stock-based compensation expenses	(17,175)	(15,787)	(15,690)
Asset impairment	-	(9,431)	-

NON-GAAP SALES AND MARKETING EXPENSES	$306,745	$265,363	$284,296

RESEARCH AND DEVELOPMENT EXPENSES	$129,329	$122,662	$132,354
Adjustments:
Stock-based compensation expenses	(8,906)	(8,982)	(7,909)

NON-GAAP RESEARCH AND DEVELOPMENT EXPENSES	$120,423	$113,680	$124,445

GENERAL AND ADMINISTRATIVE EXPENSES	$58,079	$51,048	$56,939
Adjustments:
Stock-based compensation expenses	(6,243)	(5,997)	(6,194)

NON-GAAP GENERAL AND ADMINISTRATIVE EXPENSES	$51,836	$45,051	$50,745

OPERATING EXPENSES	$512,244	$484,299	$491,307
Adjustments:
Amortization of intangible assets	(848)	(1,053)	(849)
Stock-based compensation expenses	(32,324)	(30,766)	(29,793)
Asset impairment	-	(9,431)
Restructuring and other charges	(68)	(18,955)	(1,179)
Merger termination proceeds, net	-	-	-

NON-GAAP OPERATING EXPENSES	$479,004	$424,094	$459,486

INCOME (LOSS) FROM OPERATIONS	$129,296	$(91,083)	$115,374
Adjustments:
GSA settlement	-	128,000	-
Amortization of intangible assets	4,901	7,214	5,122
Stock-based compensation expenses	36,658	34,430	33,245
Asset impairment	-	9,431	-
Restructuring and other charges	68	18,955	1,179
Merger termination proceeds, net	-	-	-

NON-GAAP INCOME FROM OPERATIONS	$170,923	$106,947	$154,920

TOTAL OTHER INCOME (EXPENSES), NET	$(11,398)	$(7,815)	$(9,402)
Adjustments:
Non-cash interest expense	12,464	10,436	12,211
(Gain) loss on investments, net	(733)	1,691	(2,805)

NON-GAAP TOTAL OTHER INCOME (EXPENSES), NET	$333	$4,312	$4

INCOME (LOSS) BEFORE INCOME TAXES	$117,898	$(98,898)	$105,972
Adjustments:
GSA settlement	-	128,000	-
Amortization of intangible assets	4,901	7,214	5,122
Stock-based compensation expenses	36,658	34,430	33,245
Asset impairment	-	9,431	-
Restructuring and other charges	68	18,955	1,179
Merger termination proceeds, net	-	-	-
Non-cash interest expense	12,464	10,436	12,211
(Gain) loss on investments, net	(733)	1,691	(2,805)

NON-GAAP INCOME BEFORE INCOME TAXES	$171,256	$111,259	$154,924

PROVISION (BENEFIT) FOR INCOME TAXES	$10,018	$(17,275)	$10,295
Adjustments:
Discrete GAAP tax provision items	(572)	3,880	645
Income tax effect	17,955	31,197	13,848

NON-GAAP PROVISION FOR INCOME TAXES	$27,401	$17,802	$24,788

NET INCOME (LOSS) PER SHARE	$0.299	$(0.248)	$0.274

Adjustments:
GSA settlement	-	0.387	-
Amortization of intangible assets	0.013	0.022	0.014
Stock-based compensation expenses	0.102	0.104	0.095
Asset impairment	-	0.029	-
Restructuring and other charges	-	0.057	0.003
Merger termination proceeds, net	-	-	-
Non-cash interest expense	0.035	0.032	0.035
(Gain) loss on investments, net	(0.002)	0.005	(0.008)
Discrete GAAP tax provision items	0.002	(0.012)	(0.002)
Income tax effect	(0.050)	(0.094)	(0.039)

NON-GAAP NET INCOME PER SHARE	$0.399	$0.282	$0.372

Reg G Schedule

NETAPP, INC.
RECONCILIATION OF NON GAAP GUIDANCE TO GAAP
EXPRESSED AS EARNINGS PER SHARE
FOURTH QUARTER 2010
(Unaudited)

Fourth Quarter
2010

Non-GAAP Guidance	$0.42 - $0.44

Adjustments of Specific Items to
Earnings Per Share for the Fourth
Quarter 2010:

Stock based compensation expense	(0.10)
Amortization of intangible assets	(0.01)
Non cash interest expense	(0.04)
Income tax effect	0.04
Total Adjustments	(0.11)

GAAP Guidance - Earnings Per Share	$0.31 - $0.33